Exhibit 3(b)

ARTICLES OF AMENDMENT
OF
WACHOVIA CORPORATION

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation to fix the preferences, limitations and relative rights of a new series of its class of Class A Preferred Stock:

1.	The name of the corporation is WACHOVIA CORPORATION.

2.
The following text will be added to Article IV of the restated articles of incorporation of the corporation to set forth the terms of the corporation’s Series G, Class A Preferred Stock by adding a new section (F) to such Article:

“(F) Series G, Class A Preferred Stock

1.    Designation.    The designation of the series of Class A Preferred Stock created by this Section F of Article IV shall be Series G, Class A Preferred Stock, with no par value and with a liquidation preference of $150.00 per share (hereinafter referred to as the “Series G Preferred Stock”), and the number of shares constituting such series shall be 5,000,000, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the Corporation. The Series G Preferred Stock shall rank prior to the common stock of the Corporation, $3.33 1/3 par value per share (the “Common Stock”), and on a parity with each series of the Corporation’s Parity Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation as expressly provided for herein.

2.    Defined Terms.    As used in this Section F of Article IV, the following terms have the meanings specified below:

“Affiliate” of any specified Person shall mean (i) any other Person which, directly or indirectly, is in Control of, is controlled by or is under common Control with such specified Person, or (ii) any other Person who is a director or executive officer (A) of such specified Person, (B) of any subsidiary of such specified Person, or (C) of any Person described in clause (i) above.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in the City of New York, New York or Charlotte, North Carolina generally are authorized or required by law or regulation to close.

“Class A Preferred Stock” means the Corporation’s class A preferred stock, no par value, of which 40,000,000 shares are authorized as of the date hereof.

“Common Stock” shall have the meaning set forth in Section 1 of Section F of Article IV.

“Conditional Exchange” shall mean the exchange of one Depositary Share for each share of WPFC Series A Preferred Securities following the occurrence of a Supervisory Event.

“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of any Person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Corporation” means Wachovia Corporation, a North Carolina corporation, together with its successors and assigns.

“Depositary Company” shall have the meaning set forth in Section 5(c) of Section F of Article IV.

“Depositary Share” means a depositary share representing a one-sixth interest in one share of Series G Preferred Stock.

“Dividend Payment” shall have the meaning set forth in Section 3(a) of Section F of Article IV.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a) of Section F of Article IV.

“Dividend Period” shall have the meaning set forth in Section 3(a) of Section F of Article IV.

“Dividend Record Date” shall have the meaning set forth in Section 3(a) of Section F of Article IV.

“Federal Reserve Board” means the United States Board of Governors of the Federal Reserve System.

“Initial Dividend Period” shall have the meaning set forth in Section 3(a) of Section F of Article IV.

“Junior Stock” means the Common Stock and all other classes and series of securities of the Corporation that rank below the Series G Preferred Stock as to dividend rights and rights upon liquidation, winding up, or dissolution.

“OCC” means the United States Office of the Comptroller of the Currency.

“Parity Stock” means any outstanding class or series of Preferred Stock or Class A Preferred Stock of the Corporation ranking, in accordance to its terms, as to dividends and upon voluntary or involuntary liquidation, dissolution or winding-up of affairs of the Corporation on parity with the Series G Preferred Stock.

“Person” means an individual, corporation, partnership, estate, trust (or portion thereof), association, private foundation, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Preferred Stock” means the Corporation’s preferred stock, no par value, of which 10,000,000 shares are authorized as of the date hereof.

“Redemption Date” shall have the meaning set forth in Section 5(c) of Section F of Article IV.

“Redemption Price” shall have the meaning set forth in Section 5(b) of Section F of Article IV.

“Regulatory Capital Event” means a determination by the Corporation, based on the receipt by the Corporation of an opinion or letter of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to the Corporation, which states that there is a significant risk that the Series G Preferred Stock will no longer constitute Tier 1 capital of the Corporation for purposes of the capital adequacy regulations or guidelines or policies of the Federal Reserve Board, or its successor, as the Corporation’s primary Federal banking regulator, as a result of (i) any amendment to, clarification of, or change in applicable laws or related regulations, guidelines, policies or official interpretations thereof, or (ii) any official administrative pronouncement or judicial decision interpreting or applying such laws or related regulations, guidelines, policies or official interpretations thereof.

“Series G Preferred Stock” shall have the meaning set forth in Section 1 of Section F of Article IV.

“Supervisory Event” means the occurrence of one of the following: (i) Wachovia Bank becomes “undercapitalized” under the OCC’s prompt corrective action regulations, (ii) Wachovia Bank is placed into conservatorship or receivership, or (iii) the OCC, in its sole discretion, anticipates Wachovia Bank becoming “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by WPFC and in connection therewith the OCC directs an exchange of the WPFC Series A Preferred Securities for the Series G Preferred Stock.

“Wachovia Bank” means Wachovia Bank, National Association, a national banking association, or its successors and assigns.

“WPFC” means Wachovia Preferred Funding Corp., a Delaware corporation.

“WPFC Series A Preferred Securities” means the •% Non-cumulative Series A Preferred Securities, par value $0.01, liquidation preference $25.00 per share, of WPFC.

3.    Dividends.    (a)    The dividend rate for the Series G Preferred Stock shall be •% per share per annum of the initial liquidation preference of $150.00 per share, accruing from the effective date of the Conditional Exchange to and including the last day of March, the last day of June, the last day of September or the last day of December, whichever occurs first, after issuance of the Series G Preferred Stock following the Conditional Exchange (such period being the “Initial Dividend Period”) and then for each quarterly period thereafter, commencing on April 1, July 1, October 1 or January 1, as the case may be, of each year and ending on and including the day next preceding the first day of the next such quarterly period (each such period, including the Initial Dividend Period, being a “Dividend Period”), payable to holders of record of the Series G Preferred Stock on the respective record dates fixed for such purpose by the Board of Directors in advance of payment of such dividend, which shall be the 15th calendar day of the last calendar month of the applicable Dividend Period (each such date, a “Dividend Record Date”). If such Dividend Record Date is not a Business Day, then the Dividend Record Date for the applicable Dividend Period shall be the first Business Day immediately following the 15th calendar day of the last calendar month of the applicable Dividend Period, except if such Business Day falls in the calendar month following the last calendar month of the applicable Dividend Period, the Dividend Record Date shall be the last Business Date immediately preceding the 15th calendar day of the last calendar month of the applicable Dividend Period. Until no longer outstanding, the holders of the Series G Preferred Stock shall be entitled to receive such cash dividends, and the Corporation shall be bound to pay the same, but only as, if and when declared by the Board of Directors, out of funds legally available for the payment thereof (each such payment, a “Dividend Payment”), on March 31, June 30, September 30 and December 31 of each year (each a “Dividend Payment Date”) for the respective Dividend Period ending on such date; provided, however, that the Dividend Payment for the Initial Dividend Period shall include any unpaid dividends accrued from the payment date of the last dividend paid prior to such date on the WPFC Series A Preferred Securities. If a Dividend Payment Date is not a Business Day, the Dividend Payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date, except if such Business Day falls in a different calendar year than such Dividend Payment Date, such Dividend Payment shall be paid on the last Business Date immediately preceding such Dividend Payment Date. The amount of dividends payable for the Initial Dividend Period or any period shorter than a full Dividend Period shall be computed on the basis of a 360-day year having 30-day months and the actual number of days elapsed in the period.

(b)    Dividends shall be non-cumulative. If the Board of Directors fails to or chooses not to declare a dividend on the Series G Preferred Stock for a Dividend Period, then holders of the Series G Preferred Stock shall have no right to receive a dividend for that Dividend Period, and the Corporation shall have no obligation to pay a dividend for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period, with respect to either the Series G Preferred Stock, other series of preferred stock of the Corporation, or the Common Stock.

(c)    Holders of Series G Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for each Dividend Period, as herein provided, on the Series G Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any Dividend Payment or Dividend Payments or failure to make any Dividend Payment or Dividend Payments.

(d)    Unless full dividend payments on the Series G Preferred Stock have been declared and paid or declared and a sum sufficient for such payment has been set apart for payment for the immediately preceding Dividend Period, no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon any shares of Junior Stock, nor shall shares of Junior Stock be redeemed, purchased, or otherwise acquired for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation, except by conversion into or exchange for other Junior Stock.

4.    Liquidation Preference.    (a)    The amount payable on the Series G Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Corporation shall be $150.00 per share, plus authorized, declared but unpaid dividends up to the date of such liquidation, dissolution, or winding-up of affairs of the Corporation, and no more before any distribution shall be made to the holders of any shares of Junior Stock. The holders of Series G Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Corporation other than what is expressly provided for in this Section 4(a).

(b)    If the amounts available for distribution in respect of the Series G Preferred Stock and any Parity Stock are not sufficient to satisfy the full liquidation rights of all of the outstanding Series G Preferred Stock and any Parity Stock, then the holders of the Series G Preferred Stock and any Parity Stock shall share ratably in any such distribution of assets in proportion to the full respective liquidation preference to which they are entitled.

(c)    The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a dissolution, liquidation or winding up of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Corporation be deemed to be a dissolution, liquidation or winding up of the Corporation.

5.    Redemption.    (a)    The Series G Preferred Stock shall not be redeemable by the Corporation prior to •, 2022, except upon the occurrence of a Regulatory Capital Event.

(b)    Prior to •, 2022, upon the occurrence of a Regulatory Capital Event, the Corporation, at the option of the Board of Directors, may redeem the outstanding Series G Preferred Stock, in whole, but not in part, at a price equal to $150.00 per share of Series G Preferred Stock, plus authorized, declared but unpaid dividends to the Redemption Date, without interest, on shares redeemed (collectively, the “Redemption Price”) from funds legally available for such purpose. On or after •, 2022, the Corporation may redeem the Series G Preferred Stock for cash, in whole or in part, at any time and from time to time for the Redemption Price from funds legally available for such purpose. In the event the Corporation redeems fewer than all the outstanding Series A Preferred Securities, the shares to be redeemed shall be determined by lot, pro rata, or by such other method as the Board of Directors in its sole discretion determines.

(c)    Not more than 60 days and not less than 30 days prior to the date established for such redemption by the Board of Directors (the “Redemption Date”), notice of the proposed redemption shall be mailed to the holders of record of the Series G Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at his last known address shown on the records of the Corporation, and the time of mailing such notice shall be deemed to be the time of the giving thereof. On or after the Redemption Date, the Series G Preferred Stock called for redemption shall automatically, and without further action on the part of the holder thereof, be deemed to have been redeemed and the former holder thereof shall thereupon only be entitled to receive payment of the Redemption Price. If such notice of redemption shall have been given as aforesaid, and if on or before the Redemption Date the funds necessary for the redemption shall have been set aside so as to be available therefore, then the dividends thereon shall cease to accrue after the Redemption Date and all rights with respect to the Series G Preferred Stock so called for redemption shall forthwith after such Redemption Date cease, except the right of the holders to receive the Redemption Price, without interest. If such notice of redemption of all or any part of the Series G Preferred Stock shall have been mailed as aforesaid and the Corporation shall thereafter deposit money for the payment of the Redemption Price pursuant thereto with any bank or trust company (the “Depositary Company”), including any Affiliate of the Corporation, selected by the Board of Directors for that purpose, to be applied to such redemption, then from and after the making of such deposit, such Series G Preferred Stock shall not be deemed to be outstanding for any purpose, and the rights of the holders thereof shall be limited to the rights to receive payment of the Redemption Price, without interest but including any declared, authorized, but unpaid, dividends to the Redemption Date, from the Depositary Company, if applicable, upon endorsement, if required, and surrender of the certificates therefore. The Corporation shall be entitled to receive, from time to time, from the Depositary Company, the interest, if any, allowed on such moneys deposited with it, and the holders of any Series G Preferred Stock so redeemed shall have no claim to any such interest. Any moneys so deposited and remaining unclaimed at the end of three years from the Redemption Date shall, if thereafter requested by resolution of the Board of Directors, be repaid to the Corporation, and in the event of such repayment to the Corporation, such holders of record of the Series G Preferred Stock so redeemed which shall not have made claim against such moneys prior to such repayment to the Corporation shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of the Series G Preferred Stock and so repaid to the Corporation, but shall in no event be entitled to any interest.

(d)    Subject to the provisions herein, the Board of Directors shall have authority to prescribe from time to time the manner in which the Series G Preferred Stock shall be redeemed.

(e)    Nothing contained herein shall limit any legal right of the Corporation to purchase any shares of the Series G Preferred Stock.

6.    Conversion.    The holders of the Series G Preferred Stock shall not have any rights to convert such Series G Preferred Stock into shares of any other class of capital stock of the Corporation.

7.    Rank.    Notwithstanding anything set forth in the Articles of Incorporation of the Corporation or these Articles of Amendment to the contrary, the Board of Directors, without the vote of the holders of the Series G Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of stock ranking senior to Series G Preferred Stock as to dividends and upon voluntary or involuntary liquidation, dissolution or winding-up of affairs of the Corporation.

8.    Repurchase.    Subject to the limitations imposed herein, the Corporation may purchase and sell Series G Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors may determine; provided however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

9.    Voting Rights.    The holders of Series G Preferred Stock will have no voting rights except as expressly provided by applicable law.

10.    Unissued or Reacquired Shares.    Shares of Series G Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Class A Preferred Stock without designation as to series.

11.    No Sinking Fund.    Shares of Series G Preferred Stock are not subject to the operation of a sinking fund.”

3.
The amendments to the articles of incorporation contained herein do not require shareholder approval pursuant to Section 55-6-02 of the North Carolina Business Corporation Act, and the amendments to the articles of incorporation were duly adopted by the board of directors on August 20, 2002.

This the • day of November, 2002.

WACHOVIA CORPORATION

By:
Name: Title:	Ross E. Jeffries, Jr. Senior Vice President